Exhibit 15.01

LETTER IN LIEU OF CONSENT OF DELOITTE & TOUCHE LLP

November 30, 2015

Flextronics International Ltd.
2 Changi South Lane
Singapore 486123

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Flextronics International Ltd. and subsidiaries for the three-month periods ended June 26, 2015 and June 27, 2014, and for the three-month and six-month periods ended September 25, 2015 and September 26, 2014, and have issued our reports dated July 27, 2015 and October 26, 2015. As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended June 26, 2015 and September 25, 2015, are being incorporated by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-207067 on Form S-4.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

San Jose, California